Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 28, 2003, relating to the financial statements and financial statement schedule of Integrated Circuit Systems, Inc., which appears in the Integrated Circuit System, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 28, 2003.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

January 22, 2004